CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S - 1, of Restoration Industries, Inc., for the years ended December 31, 2011 relating to our audit of the financial statements, included in the Form S – 1 of Restoration Industries, Inc. for the year ended December 31, 2011.  Our report dated April 23, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Hood & Associates CPAs, P.C.

Certified Public Accountants

April 26, 2012